UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 12, 2008

XENACARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

________________

Florida	000-2836	20-3075747
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

14000 Military Trail, Suite 104, Delray Beach, Florida  33484

(Address of principal executive offices, including zip code)

561-496-6676

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 12, 2008, XenaCare Holdings, Inc., (the “Registrant” or the “Company”) entered into a Share Exchange Agreement and Plan of Reorganization (the “Share Exchange Agreement”), with Sun Packing, Inc., a company organized under the laws of the State of Texas (“Sun Packing”); Wallisville Partners, Ltd., a limited partnership organized under the laws of the State of Texas; and Jon L. Grossman and Peter L. Elston, shareholders of Sun Packing.  Pursuant to the terms of the Share Exchange Agreement, the shareholders of Sun Packing (the “Sun Packing Shareholders”) will transfer to Registrant all of the outstanding shares of Sun Packing in exchange for the issuance of that number of shares of Registrant’s common stock equal to 50.1% of the outstanding shares of the common stock of Registrant as of the date of closing, on a fully diluted basis.  In addition, Registrant will designate and issue to the Sun Packing Shareholders, shares of Series D Preferred Stock which, upon the occurrence of a triggering event, will be convertible into 20% of the outstanding shares of common stock of Registrant as of the date of closing, on a fully diluted basis. The triggering event is the occurrence of both of the following events within 24 months of the closing: (1) for any consecutive 12 month period selected by current Registrant management, Registrant’s historical operations generate less than $10 million in gross revenues (less returns and allowances) and (2) for any consecutive 12 month period selected by current Sun Packing management, Sun Packing has either (i) $10 million or more in gross revenues (less returns and allowances) or (ii) net income computed in accordance with GAAP equal to or in excess of Sun Packing’s 2007 net income.

Upon the closing of the Share Exchange Agreement, Dr. Alan Xenakis has agreed to resign from serving on Registrant’s board of directors and Registrant has agreed to expand the number of seats on its board of directors to four. Sun Packing Shareholders shall be entitled to appoint two directors to serve on the board. In addition, the closing of the Share Exchange Agreement is subject to conditions to closing, including, but not limited to, (1) an increase in Registrant’s authorized common stock, (2) cancellation of all outstanding options, warrants, convertible securities of Registrant, except for outstanding shares of Series C Preferred Stock, (3) execution of employment agreements with the principals of Sun Packing, and (4) receipt of audited financial information for Sun Packing for the years ended December 31, 2007 and 2006.  The Share Exchange provides that the closing date shall be the later of (1) October 1, 2008 or (2) satisfaction or waiver of the conditions to closing the Share Exchange Agreement.  In the event that either Registrant or Sun Packing fails to satisfy any conditions to closing on or prior to November 15, 2008, then Share Exchange Agreement may be terminated without penalty by the other party.

Sun Packing, organized in September 1997, is a packing and crating company.  Sun Packing’s principal facilities and executive offices are located at 10077 Wallisville Rd., Harris County, Texas.  The property is located within the city limits of Houston.  Sun Packing specializes in export packing and crating which is substantially different from the standard crates made by most packing companies.  Export packing and crating must meet the rigorous demands of protecting its cargo from mishandling during loading, movement while in stowage, exposure to the elements, especially in ocean transit or sitting on an airport tarmac, to rough handling by stevedores or truckers in third world countries who are ill-equipped to handle large or heavy cargo loads.  In addition, the Company crates and packs hazardous materials for air and ocean shipment.  The Company charges various fees for its crating and packing activities. For fiscal year ending December 31, 2007 Sun Packing had revenues of approximately $10,000,000 and is profitable.  During the past two years, Sun Packing has focused on further developing its operations into a supply chain management and logistics operation by integrating electronic communications between its operations and those of its clients.

A copy of the Share Exchange Agreement is filed as an Exhibit to this Form 8-K. The description of the transactions contemplated by the Share Exchange Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Share Exchange Agreement and Plan of Reorganization dated as of August 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XenaCare Holdings, Inc.

By:	/s/

Name:	Frank Rizzo
Title:	President
Dated:	August __, 2008

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